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                                   Item 6. (a)


                                   EXHIBIT 11

                 Statement Re Computation of Per Share Earnings
                             (dollars in thousands)

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



                                                                        Quarter Ended                  Six Months Ended
                                                                    June 30,                              June 30,
                                                                      1996          1995              1996           1995
Net income                                                          $4,652        $2,148            $8,812         $4,297
Less:  Preferred stock dividend                                         42       43                     43             86
Net income applicable to common stock                               $4,610        $2,105            $4,117         $4,211


Weighted average common shares outstanding                         940,533       943,533           940,893        943,533



Earnings per common share                                            $4.90         $2.23             $4.38          $4.46

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